Exhibit 99.1
Pinnacle Airlines Corp. Announces New Partnership with Delta Air Lines
Memphis, TN (April 30, 2007), Pinnacle Airlines Corp. (NASDAQ: PNCL) (“Pinnacle”) announced today that it has entered into a new capacity purchase agreement with Delta Air Lines to operate 16 CRJ-900 aircraft as a Delta Connection carrier. Pinnacle currently expects that the aircraft will be operated by its wholly owned regional jet subsidiary, Pinnacle Airlines, Inc.
“We are pleased to welcome Pinnacle to the Delta Connection Program,” said Wayne Aaron, vice president of Delta Connection. “Their strong performance, combined with the CRJ-900 aircraft in two-class configuration that they will be flying, will provide our customers with a first-rate experience.”
“We are excited about this opportunity to join the Delta family,” said Phil Trenary, Pinnacle’s President and Chief Executive Officer. “We look forward to a long-term partnership with Delta, and we appreciate the confidence that they have placed with us. We will continue our tradition of industry leading regional jet operational performance as we transition into the CRJ-900 aircraft for Delta.”
Under the agreement, Pinnacle will directly acquire and finance the aircraft. Pinnacle will take delivery of the aircraft between November 2007 and July 2008, with scheduled service as a Delta Connection carrier beginning in December 2007. The term of the agreement is for ten years.
The CRJ-900 aircraft, built by Bombardier Aerospace, features 76 seats in a two class configuration, and has operating costs among the best in its class. The CRJ-900 aircraft is the largest of Bombardier’s CRJ Series family. With over 1,400 total aircraft delivered, the CRJ Series has developed into one of the leading regional aircraft product lines worldwide.
Pinnacle Airlines Corp., a publicly traded holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates 139 Bombardier CRJ-200/440 Regional Jets in the United States and Canada as a Northwest Airlink carrier. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express with a fleet of 39 Saab 340 and 10 Beech 1900 turboprop regional aircraft.
For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.pncl.com.